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As filed with the Securities and Exchange Commission on March 18, 2004

Registration No.      -

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
 Under
The Securities Act of 1933

THE PEP BOYS—MANNY, MOE & JACK
(Exact name of Registrant as specified in its charter)

Pennsylvania	23-0962915
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132
(Address of principal executive offices) (zip code)

THE PEP BOYS DEFERRED COMPENSATION PLAN
(Full title of the plans)

George Babich, Jr.
The Pep Boys—Manny, Moe & Jack
3111 West Allegheny Avenue
Philadelphia, Pennsylvania 19132
(Name and address of agent for service)

(215) 430-9000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Deferred Compensation Obligations (1)	$10,000,000.00	N/A	$10,000,000.00(2)	$1,267.00

(1)
The deferred compensation obligations are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Registrant's Deferred Compensation Plan.

(2)
Estimated solely for purposes of determining the registration fee.

PART II
Information Required in the Registration Statement

Item 3. Incorporation of Certain Documents by Reference

        The following documents filed by The Pep Boys—Manny, Moe & Jack (the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated by reference:

  (a)
  The Registrant's Annual Report on Form 10-K for the fiscal year ended February 1, 2003, except for the Selected Financial Data, Management's Discussion and Analysis of Financial Condition and Results of Operations and Consolidated Financial Statements and Supplementary Data included in such Form 10-K, Items 6, 7 and 8, respectively, which are superceded by the incorporation by reference below the Registrant's Current Report on Form 8-K dated October 10, 2003;

  (b)
  The Registrant's Quarterly Reports on Form 10-Q for the fiscal quarters ended May 3, 2003, August 2, 2003 and November 1, 2003;

  (c)
  The Registrant's Current Reports on Form 8-K, dated March 26, 2003, April 29, 2003, as amended on April 30, 2003, July 31, 2003, August 5, 2003, September 23, 2003 and October 10, 2003; and

  (d)
  The description of the Registrant's common stock contained in its registration statement on Form 8-A dated June 10, 1983 (File No. 103381), filed pursuant to the Exchange Act, and the description of the Registrant's common stock purchase rights contained in the amendment to its registration statement on Form 8-A/A filed on December 19, 1997 (File No. 103381), including any further amendments or reports for the purposes of updating such descriptions.

        All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which designates all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

        This Registration Statement relates, among other things, to deferred compensation obligations of the Registrant outstanding under the Registrant's Deferred Compensation Plan (the "Plan"). The Plan is a non-qualified deferred compensation plan under the Internal Revenue Code which is designed to allow key employees of the Registrant to defer the receipt of certain amounts otherwise payable to such individuals.

        The principal features of the Plan may be summarized as follows:

        Deferrals. Under the Plan, each eligible participant will generally have the right, by prior irrevocable election, to defer any whole percentage (subject to such limitations as the Registrant may impose) of his or her base salary or bonus compensation received under any annual incentive plan. In the event an officer of the Registrant receives a bonus under any annual incentive plan of the Registrant in excess of 150% of his or her target bonus, he or she will be required to defer the excess amount under the Plan (a "Mandatory Deferral"). In addition, officers of the Registrant who participate in the Plan will receive matching contributions (the "Voluntary Bonus Deferral Match") of up to twenty percent (20%) of the his or her bonus, if such individual directs a portion of his or her voluntary bonus deferrals to an investment fund for which the rate of return credited to such participant's account(s) will be based on the actual performance of the common stock of the Registrant.

        Accounts. The Registrant will establish on its books and records one or more special accounts for each individual for whom compensation is deferred or to whom a benefit is allocated under the Plan. However, the Registrant's obligation to pay the balance credited to such account will at all times be an unfunded and unsecured obligation and rank on parity with other unsecured and unsubordinated indebtedness of the Registrant from time to time outstanding. However, because the Registrant is a parent company, the right of the Registrant, hence the right of creditors of the Registrant (including participants in the Plan), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the Registrant itself as a creditor of the subsidiary may be recognized. The Registrant will be under no obligation to establish any trust, escrow arrangement or other fiduciary relationship for the purpose of segregating funds for the payment of the account balances maintained under the Plan. Although the Registrant may establish a so-called "rabbi trust" in order to accumulate a reserve for satisfying its liabilities under the Plan, no participant will have any beneficial interest in those trust assets, and the assets will be available for the satisfaction of creditor claims in the event of the Registrant's insolvency or bankruptcy.

        The Registrant's obligations under the Plan are not convertible into any other security of the Registrant and will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Registrant. No trustee has been appointed having authority to take action with respect to such obligations and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or amendments pertaining to the obligations, enforcing covenants and taking action upon a default.

        Investment Return. The rate of return, positive or negative, credited to each participant's account under the Plan will be based upon the actual investment performance of the investment fund(s) selected by such participant from the range of investment vehicles offered under the Plan (as such investment fund(s) may change from time to time) and will equal the total return of such investment fund(s) net of asset based charges, including, without limitation, money management fees, fund expenses and mortality and expense risk insurance contract charges. All Voluntary Bonus Deferral Matches will be deemed to be deferred to an investment fund for which the rate of return credited to a participant's account(s) will based on the actual performance of the common stock of the Registrant. In addition, the Registrant may, but need not, require that the deemed investment return of any other matching contribution(s) be tied to the performance of the common stock of the Registrant. At the participant's election, three years following the date on which any matching contributions are credited to a participant, such contributions will either be (i) distributed to the participant or (ii) credited to one or more of the participant's accounts under the Plan. Any amounts credited to one or more of the participant's accounts will be distributed in accordance with the participant's distribution election in effect for other deferrals credited to that account (see below).

        Vesting. Each participant under the Plan will at all times be one hundred percent (100%) vested in that portion of the balance of his or her account(s) attributable to voluntary deferrals. However, participants will vest in that portion of his or her account balance attributable to any matching contributions made by the Registrant and any Mandatory Deferrals in accordance with the vesting schedule in effect under the Plan.

        Distribution. The account balance under the Plan will become payable, based on the participant's election, upon the occurrence of one of the following events: (i) the date of the participant's retirement/termination, (ii) the date of the participant's death, (iii) the date, if any, specified by the participant in his or her election or (iv) the earliest of any of (i), (ii) or (iii) above elected by the participant. The vested portion of the participant's account will be distributed, based on the participant's election, in one of the following forms: (i) a lump sum, (ii) a series of annual installments over a period of up to fifteen (15)-years or (iii) a series of installments pursuant to any other formula that is mathematically derived and is acceptable to the administrator of the Plan. The account balance may be distributed prior to the time elected by the participant in the event of (i) the occurrence of an unforeseeable financial emergency, (ii) the forfeiture by the participant of ten percent (10%) of his or her vested account balance or (iii) the occurrence of a change of control of the Registrant. The Accrued benefits may not otherwise be assigned or alienated, to the maximum extent permitted by law.

        Amendment/Termination. The Plan may be amended, suspended, discontinued or terminated at any time, but no such amendment, suspension, discontinuance or termination will reduce or in any manner adversely affect the rights of any participant with respect to benefits that are payable or may become payable under the Plan based upon the balance of the participant's account(s) as of the effective date of such amendment, suspension, discontinuance or termination. Following a termination of the Plan, the administrator of the Plan, acting on behalf of the Registrant, will determine when amounts will be distributed from each Participant's account(s) notwithstanding any terms of the Plan to the contrary. Otherwise, the Registrant's obligations under the Plan are not subject to redemption, in whole or in part, prior to the individual payment dates specified by the participants.

        There is no dollar limit on the total amount of compensation which may be deferred by participants over the term of the Plan. As of March 18, 2004, there were no outstanding deferred compensation obligations under the Plan.

Item 5. Interests of Named Experts and Counsel

        Not applicable.

Item 6. Indemnification of Directors and Officers

        Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988, as amended (the "PBCL"), contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel and related matters.

        Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

        Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper. Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel, or (iii) by the shareholders.

        Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding under Section 1741 or Section 1742 if the appropriate standards of conduct are met.

        Section 1745 provides that expenses (including attorney's fees) incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

        Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the PBCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

        Section 1747 grants to a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him or her in his or her capacity as officer or director, whether or not the corporation would have the power to indemnify him against that liability under Subchapter 17D of the PBCL. Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the PBCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

        Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D of the PBCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

        The Registrant's Articles of Incorporation and By-laws provide in general that the Registrant shall indemnify its officers and directors to the fullest extent authorized by law.

        The Registrant maintains liability insurance on behalf of its directors and officers.

Item 7. Exemption from Registration Claimed

        Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
4	The Pep Boys Deferred Compensation Plan
5	Opinion of Morgan, Lewis & Bockius LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Morgan, Lewis & Bockius LLP (Included in Exhibit 5)
24	Power of Attorney. Reference is made to the signature page of this Registration Statement

Item 9. Undertakings.

        A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "1933 Act"), (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration

Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into the Registration Statement; and (2) that for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the 1934 Act) that is incorporated by reference into the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on this 18th day of March, 2004.

THE PEP BOYS—MANNY, MOE & JACK
By:	/s/ GEORGE BABICH, JR. George Babich, Jr. President & Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

        That the undersigned officers and directors of The Pep Boys—Manny, Moe & Jack, a Pennsylvania corporation, do hereby constitute and appoint Lawrence N. Stevenson and George Babich, Jr., or any one of them, the lawful attorney-in-fact and agent, each with full power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent determines may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulation or requirements of the Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

        IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ LAWRENCE N. STEVENSON Lawrence N. Stevenson	Chief Executive Officer and Director (Principal Executive Officer)	March 18, 2004
/s/ GEORGE BABICH, JR. George Babich, Jr.	President and Chief Financial Officer (Principal Financial Officer)	March 18, 2004
/s/ BERNARD K. MCELROY Bernard K. McElroy	Vice President—Chief Accounting Officer and Treasurer (Principal Accounting Officer)	March 18, 2004

/s/ PETER A. BASSI Peter A. Bassi	Director	March 18, 2004
/s/ BERNARD J. KORMAN Bernard J. Korman	Director	March 18, 2004
/s/ J. RICHARD LEAMAN, JR. J. Richard Leaman, Jr.	Director	March 18, 2004
/s/ WILLIAM LEONARD William Leonard	Director	March 18, 2004
/s/ MALCOLMN D. PRYOR Malcolmn D. Pryor	Director	March 18, 2004
/s/ LESTER ROSENFELD Lester Rosenfeld	Director	March 18, 2004
/s/ JANE SCACCETTI Jane Scaccetti	Director	March 18, 2004
/s/ BENJAMIN STRAUSS Benjamin Strauss	Director	March 18, 2004
/s/ JOHN T. SWEETWOOD John T. Sweetwood	Director	March 18, 2004

EXHIBIT INDEX

Exhibit Number	Exhibit
4	The Pep Boys Deferred Compensation Plan
5	Opinion of Morgan, Lewis & Bockius LLP
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of Morgan, Lewis & Bockius (Included in Exhibit 5)
24	Power of Attorney. Reference is made to the signature page of this Registration Statement

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PART II Information Required in the Registration Statement
SIGNATURES
EXHIBIT INDEX